For Immediate Release:	Contact:
January 7, 2008	Michael J. Wayne
Vice President
(607) 737-3762

Jan P. Updegraff Retires From Chemung Canal Trust Company

Chemung Canal Trust Company (CCTC) today announced that Jan P. Updegraff has retired, after a career of nearly 38 years.

Updegraff began working at Chemung Canal in February 1970 after starting his banking career in 1967 at Merchants National Bank & Trust in Syracuse, NY. His career path entailed a number executive position at the Chemung Canal including: Senior Trust Investment Officer, Executive Vice President and Chief Financial Officer. In February 1996 he was named President and Chief Operating Officer and in January 1998 was named President and Chief Executive Officer. In July 2006 Mr. Updegraff was named Vice Chairman and Chief Executive Officer as part of the organization's management succession program that named Ronald M. Bentley to the position of President and Chief Operating Officer.

Mr. Updegraff will continue to serve as a Director of Chemung Canal Trust Company and Chemung Financial Corporation, a position to which he was first appointed in 1996.

"Jan is truly the embodiment of what a Community Banker is all about," according to Ronald M. Bentley, President and Chief Executive Officer of Chemung Canal Trust Company. "His extensive knowledge of banking and investments products, his recognition of the importance of quality customer service and his commitment to our community have helped shaped a career at Chemung Canal that has generated positive results by all measures," Bentley said.

"Over the past 37 years Jan has served tirelessly to help create a company that is insightful to our clients' wants and responsive to our communities' needs. Our company, its employees and shareholders and the community at large have been served well by Jan Updegraff," Bentley added.

Mr. Updegraff, a native of Horseheads, is an Air Force veteran of the Viet Nam War. He currently is a member of the Board of Managers of the Arnot Ogden Medical Center, a Director of Southern Tier Economic Growth, the Chemung County Chamber of Commerce and the Arnot Art Museum.

Mr. Updegraff formerly served as President of Bethany Retirement Center and Southern Tier Hospice and Chairman of the Board of Managers of the Arnot Ogden Medical Center, the Chemung County Chamber of Commerce and Southern Tier Economic Growth.

Mr. Updegraff resides in West Elmira with his wife, Mimi. The Updegraffs have two adult daughters and 3 grandchildren.

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